==========================================================================
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A (Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement                [_] Confidential, for Use of the
Commission Only (as permitted by
Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-12

The Priceline Group Inc.
--------------------------------------------------------------------------------
(Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: _________________________________

(2)	Aggregate number of securities to which transaction applies: _________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
_________________________________

(4)	Proposed maximum aggregate value of transaction: _________________________________

(5)	Total fee paid: _________________________________

[_]	Fee paid previously with preliminary materials.

[_]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: _________________________________

(2)	Form, Schedule or Registration Statement No.: _________________________________

(3)	Filing Party: _________________________________

(4)	Date Filed: _________________________________
===============================================================================

April 2015
Dear Stockholders -
The Priceline Group posted another year of exceptional double-digit growth in 2014, growing more on an absolute basis than in any year in our history and solidifying the company’s position as a global leader in scaled e-commerce services. Through six primary brands - Booking.com, priceline.com, KAYAK, agoda.com, rentalcars.com and OpenTable - the Group generated $7.6 billion in gross profit in 2014, an increase of 33% year-over-year, and $2.4 billion in net income, an increase of 28% year-over-year. Strong top- and bottom-line growth in the face of an uncertain global macroeconomic environment is a testament to the Group’s geographic diversity and core business resilience.
In 2014, the Group posted $50.3 billion in gross travel bookings, an increase of 28% over 2013, largely driven by international operations, which contributed full year gross profit of $6.6 billion, up 32% percent from 2013. The lion’s share of this growth was organic, and a result of the Group’s proven ability to effectively grow its online marketplaces across both geographies and brands.
The product and marketing teams at Booking.com, the Group’s largest brand, made very solid contributions in 2014 by unearthing new consumer trends across multiple screens, supported by data-driven testing and experimentation and solid ROI-focused demand generation. Booking.com also delivered a record-breaking year of absolute partner growth, and today supports more than 620,000 accommodations partners worldwide, including everything from five-star hotels to apartments to even igloos and treehouses, all bookable online with instant confirmation.
Rentalcars.com also made a solid contribution to our international results in 2014, while starting to show promising early results from an increased focus on a more transparent, retail approach to its market-leading offering. In Asia, agoda.com continued to drive growth through increased supply and momentum in mobile bookings.
The Group continued to grow its U.S. business in 2014 through North America-based brands priceline.com, KAYAK and, most recently, OpenTable, which the Group acquired in July 2014. Priceline.com leveraged strong growth in its retail businesses to deliver a solid year with double-digit gross bookings growth. Through continued mobile innovation, a new retail path, Express Deals and new tonight-only deals, priceline.com continues to be a leader in cross-platform U.S. travel deals. KAYAK posted strong bottom-line growth in 2014, driven by improved conversion across mobile and desktop and continued user-driven innovation in travel meta-search. KAYAK also started to make profitable traction overseas, which we hope to see more of in the coming quarters.
It’s still early days for OpenTable, but since joining the Group mid-year, the business is investing in rebuilding its back-end software and consumer-facing storefronts on a new architecture that we believe will significantly enhance the consumer and restaurant partner experience. This new platform, and other targeted growth investments, should allow us to accelerate supply and demand growth to ensure OpenTable remains the go-to destination for online dining reservations, both in the United States and, ultimately, abroad.

But, despite our history of making successful, targeted acquisitions, this is not the primary way we continue to grow. What we share as a Group of brands is a passion for focused, detailed organic execution . . . execution that serves both our customers and partners with the very best marketplaces for e-commerce services.
In 2014, we continued this trend, starting always with the consumer. OpenTable’s site rearchitecture, the opening of multiple new state-of-the-art Booking.com customer service centers, and the mobile and desktop enhancements we’ve launched at priceline.com and rentalcars.com are all indicative of the way we stay ahead. We are always focused on the customer and always cognizant of and adjusting to his/her changing needs.
In 2014, we also worked hard to set a higher bar on the solutions we deliver to our partners. Through the acquisition of buuteeq we launched BookingSuite, a platform designed to empower hotels with the tools, data, technology and insights to grow their businesses, brand power and customer base. OpenTable is now rolling out new cloud-based software to restaurants worldwide to significantly improve the way restaurants manage their reservations, driving efficiencies in cost, time and business. We are also working to simplify our tools and scale our support services to help our smallest partners get the support they’ve come to expect from us.
In 2015, our passion for organic execution continues. Our decisions surrounding operations, investment, and our B2C and B2B product strategies are driven by two key questions. Are we hungry enough to push the bounds of innovation to surprise and delight our customers with new products, content and unrivaled customer service? And, are we humble enough to find new ways for our partners to feel that their relationships with us bring them more net value than any year in the past?
If we can answer “yes” to these questions and translate that into successful execution, our goals in 2015, which include increasing the business we bring our partners in every region of the world, maintaining market-leading profit margins, and further accelerating multi-screen innovation across all brands, will be achieved.
As I look back on my first full year as CEO of The Priceline Group, I am truly humbled by the talent and passion I see across an amazingly diverse group of employees sitting across 200+ offices worldwide. The work we do is hard, and it takes more than talent and passion to keep this business growing and keep our customers and partners coming back for more. It takes integrity. I want to thank our employees worldwide for the passion and integrity they bring to work every single day. It is the absolute essence of everything The Priceline Group stands for.
Finally, I also want to thank our loyal customers, hundreds of thousands of partners, committed stockholders and Board of Directors for our success. I could not be more excited about the opportunities that are still in front of us.
Sincerely,
Darren Huston
President and Chief Executive Officer